Exhibit 5.1

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September 11, 2015

Double Eagle Acquisition Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Re:	Double Eagle Acquisition Corp.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Double Eagle Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the purpose of registering with the Commission pursuant to Rule 462(b) under the Act 9,200,000 Units of the Company (the “Units”) (including up to 1,200,000 Units subject to the Underwriters’ (as defined below) over-allotment option), each Unit consisting of:

(i)	one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares” and the Class A Ordinary Shares underlying the Units, the “Shares”), for an aggregate of up to 9,200,000 Shares (including up to 1,200,000 Shares included in the Units subject to the Underwriters’ over-allotment option), and

(ii)	one warrant (a “Warrant”), with each Warrant entitling the holder to purchase one-half of one Class A Ordinary Share, for an aggregate of up to 9,200,000 Warrants (including up to 1,200,000 Warrants included in the Units subject to the Underwriters’ over-allotment option) to be issued under the Warrant Agreement (the “Warrant Agreement”), dated September 10, 2015, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent,

pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), dated September 10, 2015, among the Company, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters named therein (the “Underwriters”). The Registration Statement incorporates by reference the Registration Statement on Form S-1 (Registration No. 333-206356) (the “Prior Registration Statement”), which was declared effective by the Commission on September 10, 2015.This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Double Eagle Acquisition Corp.

September 11, 2015

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials, and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified, or reproduced copies. In making our examination of executed documents, we have assumed that the Company and the other parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by the Company and such parties of such documents and the validity and binding effect thereof on the Company and such parties. We have also assumed that upon sale and delivery of the Units, the Shares and the Warrants, the certificates representing such Units, Shares and Warrants will conform to the specimens thereof filed as exhibits to the Prior Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar or, if uncertificated, valid book-entry notations for the issuance of the Units, the Shares and the Warrants in uncertificated form will have been duly made in the register of the Company. In addition, in providing the opinions herein, we have relied, with respect to matters related to the Company’s existence, upon the certificates referenced above.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that:

1.	Each Unit, when such Units are delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2.	Each Warrant included in the Units, when such Units are delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

Double Eagle Acquisition Corp.

September 11, 2015

C.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the effective date of the Registration Statement or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus incorporated by reference into the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP